EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-176204) pertaining to Progenics Pharmaceuticals, Inc. 2018 Performance Incentive Plan and the Progenics Pharmaceuticals, Inc. 2005 Stock Incentive Plan of our reports dated March 8, 2018, with respect to the consolidated financial statements and schedule of Progenics Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Progenics Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut

June 28, 2018